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                                                                    EXHIBIT 99.2
              CMI AMENDS CREDIT FACILITY AND MAKES INTEREST PAYMENT

         Columbia, SC - July 30, 2001 - CMI Industries, Inc. announced today that the Company has amended its existing credit facility with its senior secured lender. As announced earlier this month by the Company, the involuntary bankruptcy petition filed against the Company by certain holders of the Company's senior subordinated notes was dismissed pursuant to an agreement reached between the Company and certain holders of the Company's senior subordinated notes. The amendment to the Company's existing credit facility was contemplated in an order issued by the United States District Court overseeing the involuntary bankruptcy proceeding.

         The credit facility was amended to provide funds for the Company to make the interest payment due April 1, 2001 to the note holders of the Company's senior subordinated notes. In connection with the amendment, CMI's subsidiary, Elastic Fabrics of America, LLC, issued a secured limited guaranty of the credit facility. The amended credit facility, in conjunction with cash flow from current operations, will provide for CMI's ongoing working capital needs.

         Promptly after amending the Company's credit facility and the expiration of the appeal period pursuant to the United States District Court's order dismissing the involuntary bankruptcy petition, the Company made the April 2001 interest payment to the note holders in the aggregate amount of $3.7 million on July 25, 2001.

         CMI Industries, Inc., and its subsidiaries manufacture textile products that serve a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Clarkesville, Georgia; Greensboro, North Carolina; and Stuart, Virginia.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.


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         For further information, contact James A. Ovenden, Executive Vice
President and Chief Financial Officer at 803-771-4434.